Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI REPORTS SECOND QUARTER RESULTS

Company expects to see financial benefits of OC-Net acquisition beginning in the third quarter

Milwaukee, Wis., March 8, 2007 – ARI (OTCBB:ARIS), a leading provider of technology-enabled business solutions that help equipment dealers, distributors and manufacturers build sales and profits, today reported financial results for the second quarter ended January 31, 2007.

Second Quarter Fiscal 2007 Highlights

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Revenues increased 5% to $3.7 million in the second quarter of fiscal 2007 from $3.5 million for the second quarter of fiscal 2006.

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Operating income was $261,000 for the second quarter of fiscal 2007, compared to operating income of $549,000 for the same period in the prior year.

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Net income was $248,000 or $0.04 per diluted share for the second quarter of fiscal 2007, compared to net income of $524,000 or $0.08 per diluted share for the same period in the prior year.

First Half Fiscal 2007 Highlights

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Revenues increased 3% to $7.2 million for the first half of fiscal 2007, from $7.0 million for the first half of fiscal 2006.

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Operating income was $490,000 for the first half of fiscal 2007, compared to $1.1 million for the same period in the prior year.

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Net income was $473,000 or $0.07 per diluted share for the first half of fiscal 2007, compared to net income of $1.0 million or $0.15 per diluted share for the same period in fiscal 2006.

Operations Review

“Second quarter revenues increased in our two primary areas of focus.  Revenues in our core catalog business were up 5% for the quarter.  Our Dealer Marketing Services (DMS) business continues to grow rapidly and once again more than doubled in the quarter over last year’s second quarter,” said Brian E. Dearing, chairman and chief executive officer of ARI.

Dearing said the company’s European operations benefited from revenues generated by a major contract with Harley-Davidson Europe signed in the fourth quarter of FY2006 and a large sale to a major OEM customer in Korea in the Agricultural Equipment Industry.  “The unusually large increase in European revenues in the second quarter should not be interpreted as an indicator that our challenges in this market are behind us.  The European operation is still not performing up to expectations and we continue to work hard on improving the performance of this unit.”

Dearing said the lower operating income in the second quarter of fiscal 2007 reflected accelerated hiring of sales and marketing personnel to drive future growth and a change in product mix for the quarter.  “We are adding new sales staff to further leverage the potential of our DMS products and the new OC-Net products we recently acquired.”

Dearing concluded that the company paid down its debt by another $350,000 and cash flow from operations remained positive in the second quarter.

“One of the most significant events of the second quarter was our acquisition of OC-Net, Inc. of Cypress, California.  This acquisition is an important next step in expanding our website development and hosting business in the Power Sports market.  OC-Net has a strong market position and offers what we believe is one of the best products in the industry.  The OC-Net acquisition was reflected in our balance sheet and cash flow in the second quarter, but we do not expect to see any significant impact on revenue until the third quarter,” said Dearing.

“The integration of OC-Net is proceeding very well.  ARI and OC-Net have similar businesses and similar business models.  The synergy between the companies is very positive – OC-Net’s excellent products are now in the hands of our skilled sales team, making it a win-win situation for everyone,” said Dearing.

Outlook

“We expect overall revenues to grow at a somewhat faster pace during the second half of the fiscal year.  We continue to achieve organic growth in our core catalog business.  In addition, our DMS business more than doubled in the first half of the year over the first half of last year and with the addition of OC-Net, we expect to continue – and even accelerate – that pace in the balance of this fiscal year,” said Dearing.

About ARI

ARI is a leading provider of electronic parts catalogs and other technology enabled services to increase sales and profits for dealers, distributors and manufacturers in the manufactured equipment markets. ARI currently provides approximately 100 parts catalogs (many of which contain multiple lines of equipment) for approximately 75 equipment manufacturers in the U.S. and Europe. Approximately 77,000 catalog subscriptions are provided through ARI to more than 26,000 dealers and distributors in approximately 89 countries in about a dozen segments of the worldwide equipment market including outdoor power, power sports, ag equipment, recreation vehicle, floor maintenance, auto and truck parts aftermarket, marine and construction. The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services. ARI also provides dealer marketing services, including technology-enabled direct mail, email and a award-winning dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website. In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points. ARI currently operates four offices in the United States and one in Europe and has sales and service agents in England and France providing marketing and support of its products and services.

Second Quarter Earnings Conference Call

ARI’s Second Quarter Conference Call is scheduled for Thursday, March 8, 2007 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time.  If you would like to participate, please pre-register at https://www.myrcplus.com/rsvp-index.asp?BWebID=&CID=1010124.  At that time you will be provided with the numbers to use to join the conference call.  A replay of ARI’s conference call, as well as notes and financial information presented in the call, will also be available on ARI’s website, www.arinet.com, after 6:00 p.m. Central Time on Friday, March 9, 2007.  Click on the “Investor Relations” tab to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-KSB for fiscal year ended July 31, 2006 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel: (414) 973-4380

Fax: (414) 973-4357

E-mail: krajcir@arinet.com

ARI Network Services, Inc.
Statements of Operations
(In thousands, except per share data)
Preliminary

	Three months ended		Six months ended
	January 31		January 31
	2007	2006	2007	2006
Net revenues:
Subscriptions, support and other services fees	$ 2,754	$ 2,548	$ 5,417	$ 5,112
Software licenses and renewals	575	$ 515	1,118	1,033
Professional services	362	459	659	868
	3,691	3,522	7,194	7,013
Cost of products and services sold:
Subscriptions, support and other services fees	334	207	606	388
Software licenses and renewals *	206	164	402	322
Professional services	44	84	122	195
	584	455	1,130	905
Gross Margin	3,107	3,067	6,064	6,108
Operating expenses:
Depreciation and amortization (exclusive of amortization
of software products included in cost of products
and services sold)	110	94	216	174
Customer operations and support	276	279	544	582
Selling, general and administrative	2,101	1,840	4,086	3,699
Software development and technical support	359	305	728	580
Net operating expenses	2,846	2,518	5,574	5,035
Operating income	261	549	490	1,073
Other income (expense)
Interest expense	(32)	(50)	(70)	(99)
Other, net	27	25	61	48
Total other expense	(5)	(25)	(9)	(51)
Income before provision for income taxes	256	524	481	1,022
Income tax benefit (provision)	(8)	-	(8)	-
Net income	$ 248	$ 524	$ 473	$ 1,022

Average common shares outstanding:
Basic	6,304	6,154	6,257	6,140
Diluted	6,707	6,631	6,660	6,617
Basic and diluted net income (loss) per share:
Basic	$0.04	$0.09	$0.08	$0.17
Diluted	$0.04	$0.08	$0.07	$0.15

*	includes amortization of software products of $192, $152, $379 and $297 respectively and excluding other depreciation and amortization shown separately

ARI Network Services, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)
Preliminary

	January 31	July 31
ASSETS	2007	2006
Current Assets:
Cash and cash equivalents	$ 1,639	$ 3,584
Trade receivables, less allowance for doubtful accounts of $94 and
$103 at January 31,2007 and July 31, 2006, respectively	1,446	885
Work in Process	168	163
Prepaid expenses and other	238	254
Deferred income taxes	675	675
Total Current Assets	4,166	5,561
Equipment and leasehold improvements:
Computer equipment	5,178	5,084
Leasehold improvements	128	116
Furniture and equipment	2,328	2,057
	7,634	7,257
Less accumulated depreciation and amortization	6,491	6,275
Net equipment and leasehold improvements	1,143	982

Deferred income taxes	1,419	1,419

Other assets	2,629	6

Capitalized software product costs	11,732	11,557
Less accumulated amortization	10,462	10,089
Net capitalized software product costs	1,270	1,468

Total Assets	$ 10,627	$ 9,436

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable	$ 1,520	$ 1,400
Accounts payable	234	500
Deferred revenue	5,560	5,616
Accrued payroll and related liabilities	834	1,006
Accrued sales, use and income taxes	22	38
Accrued vendor specific liabilities	-	104
Other accrued liabilities	579	254
Total Current Liabilities	8,749	8,918

Long term liabilities:
Notes payable (net of discount)	627	580
Long term payroll related	202	202
Other long term liabilities	41	48
Capital lease obligations	-	-
Total Long Term Liabilities	870	830

Shareholders' equity (deficit):
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 shares issued and outstanding
at January 31, 2007 and July 31, 2006, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 6,604,855 and 6,202,529 shares issued and outstanding
at January 31, 2007 and July 31, 2006, respectively	7	6
Common stock warrants and options	104	36
Additional paid-in-capital	94,616	93,838
Accumulated deficit	(93,719)	(94,192)
Total Shareholders' Equity (Deficit)	1,008	(312)

Total Liabilities and Shareholders' Equity (Deficit)	$ 10,627	$ 9,436

ARI Network Services, Inc.
Consolidated Statements of Cash Flows
(In thousands)
Preliminary
	Three months ended		Six months ended
	January 31		January 31
	2007	2006	2007	2006
Operating activities
Net income	$ 248	$ 524	$ 473	$ 1,022
Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization of capitalized software products	198	152	385	297
Amortization of deferred financing costs, debt discount and
excess carrying value over face amount of notes payable	(22)	(15)	(33)	(31)
Depreciation and other amortization	110	93	216	174
Stock based compensation related to stock options	42	-	68	-
Stock issued as contribution to 401(k) plan	-	-	42	21
Net change in receivables, prepaid expenses and other short term assets	(792)	(631)	(485)	(512)
Net change in accounts payable, deferred revenue, accrued
liabilities and long term liabilities	328	384	(388)	(88)
Net cash provided by operating activities	112	507	278	883

Investing activities
Purchase of equipment and leasehold improvements	(158)	(123)	(292)	(200)
Purchase of assets related to acquisitions	(1,142)	-	(1,142)	-
Cash balances acquired in business acquisition	61	-	61	-
Software product costs capitalized	(103)	(132)	(181)	(310)
Net cash used in investing activities	(1,342)	(255)	(1,554)	(510)

Financing activities
Payments under notes payable	(350)	(250)	(700)	(500)
Proceeds from issuance of common stock	28	27	31	60
Net cash used in financing activities	(322)	(223)	(669)	(440)
Net increase (decrease) in cash	(1,552)	29	(1,945)	(67)
Cash at beginning of period	3,191	3,555	3,584	3,651
Cash at end of period	$ 1,639	$ 3,584	$ 1,639	$ 3,584

Cash paid for interest	$ 41	$ 63	$ 92	$ 128
Cash paid for income taxes	$ -	$ -	$ 14	$ -

Noncash investing and financing activities

Issuance of common stock in connection with acquisitions	$ 707	$ -	$ 707	$ -
Debt issued in connection with acquisitions	700	-	700	-
Debt acquired in connection with acquisitions	37	-	37	-
Cash holdback related to acquisitions	150	-	150	-
Accrued legal fees related to acquisitions	50	-	50	-
Stock based compensation related to stock options	42	-	68	-

Revenue by Location and Service
(In Thousands)

	Three months ended			Six months ended
	January 31		Percent	January 31		Percent
	2007	2006	Change	2007	2006	Change

North American
Catalog subscriptions	$ 2,625	$ 2,582	2%	$ 5,208	$ 5,159	1%
Catalog professional services	312	439	-29%	594	794	-25%
Dealer marketing services	294	107	175%	511	175	192%
Dealer & distributor communications	149	188	-21%	347	415	-16%
Subtotal	3,381	3,315	2%	6,660	6,543	2%

Rest of the World
Catalog subscriptions	267	170	57%	$ 470	$ 384	22%
Catalog professional services	44	37	18%	64	86	-26%
Subtotal	311	207	50%	534	470	14%

Total Revenue
Catalog subscriptions	2,892	2,751	5%	5,678	5,543	2%
Catalog professional services	356	476	-25%	658	880	-25%
Dealer marketing services	294	107	175%	511	175	192%
Dealer & distributor communications	149	188	-21%	347	415	-16%
Total	$ 3,691	$ 3,522	5%	$ 7,194	$ 7,013	3%